Exhibit 21.1

Subsidiaries

Name	Jurisdiction
DLQ, Inc. (formerly Logiq, Inc. and Origin8, Inc.)	Nevada
Fixel AI Inc.	Delaware
Rebel AI Inc.	Delaware
Tamble, Inc.	Delaware
Push Interactive, LLC	Minnesota
Fixel Israel Ltd.	Israel